UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2011

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey		07666
(Address of Principal Executive Offices)		(Zip Code)

(201) 801-0233

(Registrant’s telephone number,

including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	Other Events.

On July 26, 2011, a subsidiary of Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company” or “Cognizant”), entered into a definitive agreement (the “Agreement”) with CoreLogic, Inc. (“CoreLogic”) and an affiliate thereof to acquire CoreLogic Global Services Private Limited (“CLI”). The purchase price will consist of a cash payment of approximately $50 million, plus adjustments for working capital and other charges or credits which will be determined at closing.

As part of the transaction, CoreLogic and Cognizant will enter into a services agreement (the “Services Agreement”) with a minimum revenue commitment of $324 million, plus applicable inflation adjustments, over five years with various renewal and extension rights, under which Cognizant will provide a range of services to CoreLogic globally. Together, the companies expect to provide end-to-end business process and analytics solutions across the mortgage value chain, from loan origination, escrow, title and closing services through secondary markets, loan administration, and loan default management. There can be no assurance that the Company will receive or recognize such amount of revenue during such period or that the Services Agreement will not be terminated prior to its expiration in accordance with its terms.

Subject to the satisfaction of certain closing conditions, the transaction is expected to close in August 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY
SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
	Name:	Steven Schwartz
	Title:	Senior Vice President, General Counsel and Secretary

Date: July 26, 2011